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                                                                    EXHIBIT 23.1

              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Legal Matters and Experts" in the Registration Statement (Form S-4 No. 333____) and related Joint Proxy Statement/Prospectus of Sylvan Learning Systems, Inc. dated April 17, 1997 and to the incorporation by reference therein of our report dated February 27, 1997, with respect to the consolidated financial statements and schedule of Sylvan Learning Systems, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

Ernst & Young, LLP

/s/ Ernst & Young, LLP

Baltimore, Maryland
April 14, 1997